Exhibit 99.1

FOR IMMEDIATE RELEASE
COMPANY CONTACT:
Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
THIRD QUARTER SALES AND NET INCOME

Burlington, NJ - April 7, 2004 --- Burlington Coat Factory Warehouse Corporation (NYSE-BCF) today reported its net income and sales for the third quarter ended February 28, 2004.

For the three months ended February 28, 2004, net income was $36.0 million or $0.81 per share. This compares with net income of $36.7 million or $0.83 per share for the corresponding period ended March 1, 2003. On a fully diluted basis, this year's third quarter earnings per share were $0.81 versus $0.82 a year ago.

Sales for the three months ended February 28, 2004 were $856.0 million compared with sales of $799.9 million during the corresponding period ended March 1, 2003. Comparative store sales for the quarter increased 1.7%.

For the nine months ended February 28, 2004, net income was $46.1 million or $1.03 per share. This compares with the prior fiscal year's nine-month net income of $62.2 million or $1.40 per share.

Sales for the nine months ended February 28, 2004 were $2.2 billion compared with sales of $2.1 billion during the corresponding period ended March 1, 2003. Comparative store sales for the nine months decreased 1.5%.

The Company had cash and cash equivalents of $149.3 million, merchandise inventory of $608.2 million, long term debt (including capitalized lease obligations) of $133.7 million and stockholders' equity of $834.3 million at February 28, 2004. This compares with cash and cash equivalents of $78.9 million, merchandise inventory of $583.4 million, long term debt (including capitalized lease obligations) of $34.7 million and stockholders' equity of $785.0 million at March 1, 2003.

During the nine months ended February 28, 2004, the Company opened 18 stores and relocated 3 additional stores. In addition, the Company has opened 8 Burlington Coat Factory stores and one MJM Designer Shoe store and relocated 6 stores after February 28, 2004.

As of the end of the third fiscal quarter, Burlington Coat Factory operated 341 stores in 42 states, principally under the name of Burlington Coat Factory.

The Company will be holding a conference call regarding the third quarter results at 10:00 EST on April 8, 2004. To listen to the call, visit our web site at http://www.coat.com.

Statements made on the press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(All amounts in thousands, except share data)
	THREE MONTHS ENDED
	February 28, 2004		March 1, 2003
REVENUES:

Net Sales	$856,030	100.00%	$799,916	100.00%
Other Income	6,979	0.82%	7,734	0.97%

	863,009	100.82%	807,650	100.97%
COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation)	552,988	64.60%	515,685	64.47%
Selling and Administrative Expenses	228,377	26.68%	214,080	26.76%
Depreciation	21,286	2.49%	17,791	2.22%
Interest Expense	1,630	0.19%	1,040	0.13%

	804,281	93.95%	748,596	93.58%

Income Before Provision for Income Taxes	58,728	6.86%	59,054	7.38%
Provision for Income Taxes	22,729	2.66%	22,328	2.79%

Net Income	$ 35,999	4.21%	$ 36,726	4.59%

Net Unrealized Gain on Non- Marketable Securities, Net of Tax	1		-

Total Comprehensive Income	$ 36,000		$ 36,726

Basic and Diluted Earnings Per Share:
Basic Net Income Per Share	$ 0.81		$ 0.83
Diluted Net Income Per Share	$ 0.81		$ 0.82
Basic Weighted Average Shares Outstanding	44,586,445		44,495,421
Diluted Weighted Average Shares Outstanding	44,669,940		44,553,819
Dividends Per Share	$ -		$ -

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(All amounts in thousands, except share data)
	NINE MONTHS ENDED
	February 28, 2004		March 1, 2003
REVENUES:

Net Sales	$2,175,280	100.00%	$2,088,797	100.00%
Other Income	19,986	0.92%	21,959	1.05%

	2,195,266	100.92%	2,110,756	101.02%
COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation)	1,378,470	63.37%	1,316,857	63.04%
Selling and Administrative Expenses	677,364	31.14%	640,192	30.65%
Depreciation	60,200	2.77%	51,516	2.47%
Interest Expense	4,098	0.19%	2,103	0.10%

	2,120,132	97.46%	2,010,668	96.26%

Income Before Provision for Income Taxes	75,134	3.45%	100,088	4.79%
Provision for Income Taxes	29,079	1.34%	37,844	1.81%

Net Income	$ 46,055	2.12%	$ 62,244	2.98%

Net Unrealized Gain on Non- Marketable Securities, Net of Tax	1		-

Total Comprehensive Income	$ 46,056		$ 62,244

Basic and Diluted Earnings Per Share:
Basic Net Income Per Share	$ 1.03		$ 1.40
Diluted Net Income Per Share	$ 1.03		$ 1.40

Basic Weighted Average Shares Outstanding	44,565,592		44,488,524
Diluted Weighted Average Shares Outstanding	44,652,933		44,566,358
Dividends Per Share	$ 0.03		$ 0.02